Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Dekalb Plaza)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of May 2023 (the “Effective Date”), by and between (i) BSV DEKALB LLC, a Pennsylvania limited liability company (“Seller”); and (ii) THE VIEW AT MARLTON LLC, a Delaware limited liability company, its nominees, designees, or assignees (“Purchaser”).

RECITALS:

A.
Seller is the owner of the “Property” (as hereinafter defined) consisting of a shopping center, with an address of 2640-2714 Dekalb Pike, East Norriton, Montgomery County, Pennsylvania, and known as “Dekalb Plaza” along with all improvements located in, on or under the land.

B.
Seller desires to sell and convey and Purchaser desires to purchase and acquire fee simple title to the Property subject to and upon the terms and conditions more fully set forth below in this Agreement.

NOW, THEREFORE, in consideration of the “Deposit” (as hereinafter defined) to be posted by Purchaser, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

1.
Certain Definitions.

A.
The term “Land” shall mean and refer to the approximately 24.2175 acres of land, more or less, located in the Montgomery County, Pennsylvania, legally and more particularly described on the attached Exhibit A, together with all easements, licenses, benefits, rights, privileges, and appurtenances thereunto belonging or in any way appertaining thereto, including, without limitation, all sewer rights allocated to the Land and the “Improvements” (hereinafter defined); all minerals and other natural deposits, gas, oil, timber, air, water and riparian rights; and any unpaid award in respect of any street, road, or avenue in front of or adjoining the Land and the Improvements, and in and to any unpaid award for damage by reason of any change in the grade of any such street, road or avenue.

B.
The term “Improvements” shall mean and refer to: (i) all facilities, improvements, buildings, structures, utilities and amenities owned by Seller and existing and/or constructed on the Land; (ii) all fixtures, furniture, furnishings, appliances, equipment, decorative items, inventory, supplies, tools and other personal property owned by Seller (specifically excluding any personal property owned by any tenant) and used in connection with the operation and/or maintenance of the Property, as more particularly described on Exhibit B hereto; (iii) all leases with tenants for portions of the Property (including without limitation all amendments, modifications and related binding side letters concerning Tenants’ use and

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occupancy of the Property), as described more fully on Exhibit C hereto (collectively, “Leases”); (iv) all contracts and agreements relating to the operation and maintenance of the Property or connected therewith (collectively, the “Service Contracts”), the list of which is described more fully on Exhibit D hereto, that Purchaser elects to assume; (v) all licenses, permits and approvals (to the extent transferable) and good will related to the Land and Improvements; (vi) all of Seller’s rights in or to condemnation awards, insurance proceeds (to the extent not applied to restoration), deposits, escrows, reserves and prepaid amounts under contracts and/or leases pertaining to the Property subject to adjustments between Seller and Purchaser at “Closing” (as hereinafter defined); (vii) all assignable warranties, guaranties, bonds, claims and rights running to or assigned to Seller in connection with the construction, maintenance, operation or repair of the Property or any component thereof, the list of which is described more fully on Exhibit E hereto; (viii) all of Seller’s right, title and interest, if any, in and to any drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Property that are in Seller’s possession on the Effective Date; (ix) the right to copy all business and operating books and records pertaining to the Property, subject to Seller’s continued right to retain the originals thereof; (x) all other tangible or intangible property or rights which Seller owns or in which Seller has an interest in connection with its ownership and operation of the Property, including, without limitation, all rights, if any, to the name “Dekalb Plaza”; and (xi) all right, title and interest of Seller in and to any street, road or avenue open or proposed adjoining the Land.

C.
The term “Property” shall mean and refer to the Land together with the Improvements.

2.
Agreement of Purchase and Sale. Seller agrees to sell, grant and convey, and Purchaser agrees to purchase, receive and pay for, the Property on the terms and conditions herein provided.

3.
Purchase Price and Deposit. The total purchase price for the Property, subject to closing adjustments hereinafter provided (the “Purchase Price”) shall be TWENTY THREE MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,100,000.00). The Purchase Price shall be payable as follows:

A.
Not later than one (1) business day after the Effective Date, if not sooner delivered, Purchaser shall deposit in escrow with Keystone Agency, Inc., as an agent for First American Title Insurance Company having an address of 344 S. Bellevue Avenue, Langhorne, Pennsylvania 19047 (the “Escrow Agent”) the sum of ONE MILLION ONE HUNDRED FIFTY FIVE THOUSAND DOLLARS ($1,155,000.00) by federal wire transfer of immediately available funds (the “Deposit”). The Deposit shall be maintained and disbursed strictly in accordance with the terms of this Agreement. The Deposit shall be placed by the Escrow Agent in an interest bearing escrow account at a commercial bank, and all interest earned on the Deposit shall be accumulated, shall be part of the Deposit, and shall be paid to the party entitled to receive the Deposit under this Agreement. The Deposit shall be maintained and disbursed strictly in accordance with the terms of this Agreement.

B.
Escrow Agent shall not be liable to either of Purchaser or Seller in connection with the performance of any duty imposed upon Escrow Agent hereunder for any

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action taken by Escrow Agent in good faith in conformity with the provisions of this Agreement in holding or dealing with the Deposit, except for Escrow Agent’s negligence or willful misconduct. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be executed and presented by the proper person. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. Escrow Agent shall not be bound by a modification of this Section 3 unless such modification is in writing and signed by Purchaser and Seller and, if Escrow Agent’s duties hereunder are affected, by Escrow Agent.

C.
In the event that Escrow Agent (i) shall be uncertain as to Escrow Agent’s rights or duties hereunder, (ii) shall receive instructions from Purchaser or Seller that, in Escrow Agent’s reasonable opinion, are in conflict with any of the provisions hereof, or (iii) shall receive conflicting demands with respect to disposition of the Deposit, Escrow Agent may take affirmative steps in order to terminate Escrow Agent’s duties hereunder by depositing the Deposit with the clerk of court for the jurisdiction in which the Land is located in an action for interpleader, naming the conflicting claimants as parties in such action. Escrow Agent’s reasonable costs and expenses in connection with filing such an interpleader action shall be divided equally between Purchaser and Seller. Notwithstanding anything herein to the contrary, if Purchaser notifies Seller and Escrow Agent on or before the end of the Feasibility Period that Purchaser elects to terminate this Agreement, then Escrow Agent shall refund the Deposit to Purchaser without the need to obtain the consent or approval of Seller or any other party.

D.
For purposes of reporting interest earned on the Deposit to the Internal Revenue Service, the Purchaser’s Taxpayer Identification Number will be provided to the Escrow Agent. The Escrow Agent shall open the escrow account under Purchaser’s Taxpayer Identification Number.

E.
At Closing (hereinafter defined), Purchaser shall pay the full Purchase Price and the Deposit shall be credited against and applied to the Purchase Price due and payable by Purchaser to Seller.

4.
Physical Inspection; Review of Property Documents.

A.
Within three (3) business days after the Effective Date, unless previously delivered, Seller shall deliver to Purchaser each of the items pertaining to the Property set forth on Exhibit F attached hereto, to the extent they are in Seller’s possession (collectively, the “Property Documents”).

B.
From and after the Effective Date, Purchaser shall have the right at all reasonable times to conduct such physical tests and inspections (subject to the rights of Tenants) of the Property as it may desire, and shall satisfy itself as to all aspects of the purchase of the Property, including, without limitation, the physical condition of the Property, subject to the following: (i) Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively “Claims”) asserted against Seller to the extent arising directly from Purchaser’s (or from Purchaser’s employees’, contractors, or consultants’ due diligence activities on the Property, which indemnity shall

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survive termination of this Agreement, excluding from the foregoing indemnity any Claims relating to pre‑existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents or representatives (ii) Purchaser shall promptly repair any damage to the extent resulting from any such activities and restore the Property to its condition prior to such activities, (iii) Purchaser shall fully comply with all applicable laws, ordinances, rules and regulations, (iv) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property by agents or contractors of Purchaser and shall, at its sole cost and expense, as promptly as possible but in no event more than five (5) days after receipt of actual notice of the filing of any such liens or other encumbrances, discharge of record by payments or bonding in accordance with applicable law any such liens or encumbrances that are so filed or recorded, and (v) Purchaser shall not permit any borings, drillings or samplings to be done on or at the Property without the prior written consent of Seller, which may be provided or denied in Seller’s sole discretion. However, if Purchaser’s phase I environmental assessment recommends any so-called “phase 2” testing or investigation, Seller shall not unreasonably withhold its consent to such testing or investigation so long as Purchaser provides Seller with the scope of such investigation, which shall be subject to Seller’s approval, which approval shall not be unreasonably withheld. Purchaser shall obtain or cause its third party consultants entering onto the Property to obtain, at Purchaser’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Purchaser and Seller with respect to or arising out of any of Purchaser’s investigative activities. Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. All due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid by Purchaser at Purchaser’s sole cost and expense.

5.
Feasibility Period. In the event that Purchaser is not fully satisfied with the condition of the Property, or with the status of or facts revealed by any one or more of the Property Documents, or for any other reason whatsoever or no reason, in Purchaser’s sole and absolute discretion, Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller at any time before 5:00 p.m. Eastern Time on the date that is thirty (30) days after the Effective Date (the “Feasibility Period”). Upon Purchaser’s termination of this Agreement for any reason before the expiration of the Feasibility Period, the Deposit shall be returned to Purchaser.

6.
Representations, Warranties, and Covenants of Seller. Seller hereby represents and warrants to Purchaser that, as of the Effective Date:

A.
Except for the Service Contracts described in Exhibit D, Seller has not entered into any management, service, leasing, employment or supply commitments or contracts of any type or description with respect to the Property that, after the Closing, could encumber the Property and/or constitute an obligation on the part of Purchaser.

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B.
The only leases, tenancies, licenses or occupancies in existence with respect to the Property, and all amendments thereof and agreements related thereto, are the Leases listed on Exhibit C attached hereto. Each Lease is, to Seller’s knowledge, a valid, existing lease and is in full force and effect and has not been modified (by formal amendment, side letter or otherwise) except as set forth on Exhibit C. The Rent Roll attached as Exhibit C‑1 is true, correct and complete in all material respects as of the Effective Date. The Rent Roll states all security deposits, prepaid rents and other deposits or prepayments for each Lease and Seller or Seller’s agent are currently in possession of all such deposits. On the Closing Date, all leasing, brokerage or other commissions due prior to or after the Closing Date in connection with all Leases will have been paid and the Purchaser shall not be required to assume any such obligation to pay any leasing, brokerage or other commission after the Closing Date.

C.
Seller has full right, power and authority to enter into this Agreement and this Agreement has been duly authorized by all appropriate action of Seller. The parties executing this Agreement on behalf of Seller have full power and authority to bind Seller to the obligations of the Seller set forth herein, and upon execution and delivery of the same, all Closing documents executed by Seller will constitute valid and binding instruments enforceable in accordance with their terms. The entry into and performance of Seller’s obligations under this Agreement will not violate or result in a breach of any contract or agreement by which Seller or the Property is bound. No consent of any other party is required for the entering into this Agreement by Seller or the performance by Seller of its obligations hereunder or under the Closing documents. There is no litigation or injunctive action or proceeding pending or, to Seller’s knowledge, threatened against Seller or affecting the Property, the Lease or the Property Documents delivered pursuant to Section 4.A.

D.
There are no outstanding written notices received by Seller from any constituted public authority or from any insurance company of the existence of any condition or situation that requires work to be done to cure an unsatisfactory condition with respect to the Property (or to correct a violation of a law, ordinance, order or regulation affecting the Property) and that remains undone or will remain undone at the date of Closing.

E.
Seller has not made, and prior to the Closing will not make, any commitments to any governmental authorities, utility company, school board, church or other religious body, or any homeowner or homeowners’ association, or to any other organization, group or individual, relating to the Property which would impose any obligation on the Purchaser, or its successors or assigns, after the Closing, to make any contributions of money, dedications of land or grant of easements or right-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

F.
Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended to date (the “Code”). At Closing, Seller shall deliver to Purchaser and the title company (in a form reasonably acceptable to Purchaser and the title company) an affidavit (the “Section 1445 Affidavit”) certifying, under penalties of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person.

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G.
No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency law is pending against or is contemplated by Seller.

H.
Seller is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC( “Specially Designated Nationals and Blocked Persons”) or otherwise.

I.
Seller has received no written notice of any assessments for public improvements against the Property which are unpaid by the Seller, nor has Seller received written notice that the Property is subject to or affected by any special assessments for public improvements.

J.
To Seller’s actual knowledge, the present zoning classification of the Property is SC- Shopping Center Zoning District.

K.
Except as disclosed in the Property Documents, the Property does not contain and there has been no application, use, treatment, production, generation, discharge, disposal, release or storage on, from or onto the Property, or any lot or property adjacent thereto, of any Toxic Waste, Hazardous Waste, Industrial Waste or Hazardous Substance as defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); any implementing regulations thereunder, or any other applicable federal, state or local statutes, regulations, ordinances or rules. Except as disclosed in the Property Documents, there are no underground tanks on the Property.

L.
Seller is not an employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 40975 of the Internal Revenue Code of 1986, as amended (the "Code"), and Seller's sale of the Property to Purchaser will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

M.
Seller has received no written notice of any pending or threatened tax appeal with regards to the Property.

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The foregoing representations and warranties shall survive Closing for a period of nine (9) months.

7.
Representations, Warranties, and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the Effective Date and as of the Closing Date:

A.
Purchaser is a duly formed and validly existing entity and is qualified to do business in and in good standing under the laws of the State of Delaware and, as of the Closing Date, will be qualified to do business in the Commonwealth of Pennsylvania. Purchaser has full right, power and authority to enter into this Agreement and this Agreement has been duly authorized by all appropriate action of Purchaser. The person executing this Agreement on behalf of Purchaser has full power and authority to bind Purchaser to the obligations of Purchaser set forth herein, and upon execution and delivery of the same, all Closing documents executed by Purchaser will constitute valid and binding instruments enforceable in accordance with their terms. The entry into and performance of Purchaser’s obligations under this Agreement will not violate or result in a breach of any contract or agreement by which Purchaser is bound, the consequence of which violation would be to prevent the performance of Purchaser’s obligations under this Agreement. No consent of any other party is required for the performance by Purchaser of its obligations hereunder or under the Closing documents (or if so required in connection with this Agreement, said consent has been acquired, or, if required in connection with any Closing documents, such consent will be acquired by the date of Closing). There is no litigation or injunctive action or proceeding pending or, to the best of Purchaser’s knowledge, threatened against Purchaser which would prevent the performance of Purchaser’s obligations under this Agreement at Closing. All actions and consents necessary to authorize Purchaser to enter into this Agreement and to perform the transaction contemplated herein have been taken or obtained.

B.
Purchaser is not now nor shall it be at any time until Closing a Person with whom a U.S. Person, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that are Specially Designated Nationals and Blocked Persons) or otherwise.

C.
Neither Purchaser nor any Person who owns a direct or indirect interest in Purchaser is now nor shall be at any time until Closing a Person with whom a U.S. Person, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

8.
Physical Condition of the Property. THE PROPERTY SHALL BE SOLD AND CONVEYED “WHERE IS” IN “AS IS” CONDITION, WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DEED.

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9.
Operations Pending Closing. From and after the Effective Date and until Closing hereunder or the date this Agreement is otherwise terminated as set forth in this Agreement, Seller covenants and agrees that:

A.
Seller shall promptly furnish to Purchaser, within five (5) business days of Seller’s receipt thereof, copies of any and all notices which it receives from federal, state or local governmental authorities having jurisdiction over the Property alleging any violation of applicable law or regulation with respect to the Property or providing notice of any proceedings affecting the Property including, without limitation, notices concerning zoning or the filing of a tax appeal.

B.
Seller shall maintain in force the policies of fire and extended coverage and hazard insurance and liability insurance with respect to the Property that are in effect as of the Effective Date.

C.
Seller shall perform all maintenance and repairs on the Property required by the Leases to be performed by Seller, and generally shall operate, maintain and insure the Property in the same manner in which Seller is operating, maintaining and insuring the Property on the Effective Date (but subject at all times to the obligations of the landlord under the Leases to perform its obligations set forth therein). This obligation of Seller shall include, without limitation, the performance of all obligations, as owner of the Property, under the Leases, Service Contracts, and under any government approvals or licenses, any easements and other documents relating to the Property. Seller shall deliver the Property to Purchaser at Closing substantially in the condition existing as of the Effective Date, subject to normal wear and tear and damage and, as otherwise described in this Agreement. Without the prior written consent of Purchaser in each case, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not enter into any new contracts concerning the operation, management or maintenance of the Property or services thereto.

D.
Seller shall not knowingly commit any act, which would result in any of the warranties or representations contained in this Agreement not being materially true or correct as of the Closing.

E.
Seller shall not make or permit to be made any material alterations, improvements, or additions to the Property (except when required by applicable law or by any Lease) without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned, or delayed).

F.
Seller shall not, without Purchaser’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed prior to the end of the Feasibility Period and after the end of the Feasibility Period will be granted in the Purchaser’s sole discretion): (i) enter into any leases of all or any part of the Property, (ii) extend the term of, terminate or modify, any Leases of the Property with existing tenants, (iii) grant any consent to a tenant under a Lease with respect to any action or matter requiring “landlord’s” consent under such Lease, or waive the performance by any tenant of any material obligation under a Lease, (iv) apply any security deposits, or (v) accept rent for more than thirty (30) days in advance. Seller shall deliver to Purchaser, simultaneous with Seller’s request for Purchaser’s consent to a

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proposed lease, a full copy of the proposed lease and all exhibits thereto, any financial statements on the proposed tenant collected by Seller, and such other information reasonably requested by Purchaser.

G.
Seller shall promptly deliver to Purchaser a copy of any written notice of default or exercising any option or requesting Seller to perform any work received by Seller under any of the Leases.

H.
Seller shall not permit any liens, easements, encumbrances or other clouds on the title to the Property to be created, unless such liens or encumbrances are paid off or otherwise satisfied at Closing.

I.
Prior to Closing, Seller shall terminate all Service Contracts, including all management and leasing agreements, other than those Service Contracts that Purchaser expressly elects to assume by written notice to Purchaser prior to the end of the Feasibility Period.

10.
Conditions Precedent to Closing. The following conditions shall exist at the time of Closing hereunder, and the obligation of Purchaser to close hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Purchaser) of each such condition:

A.
Seller shall have delivered to Purchaser an estoppel certificate dated not more than thirty (30) days prior to Closing (a “Tenant Estoppel”), from those tenants listed on Exhibit G attached hereto (the “Required Tenant Estoppels”) and from additional tenants leasing at least eighty percent (80%) of the balance of the rentable area of the Property, substantially in the form of the tenant estoppel certificate attached hereto as Exhibit G-1, dated after the Effective Date, and containing no significant modifications or deletions to, or exceptions from, the statements contained therein of the matters required to be confirmed by the Tenant Estoppel. A Tenant Estoppel shall be deemed not delivered if it rightfully (i) claims any offsets or defenses in favor of the tenant, (ii) lists any landlord defaults, (iii) reflects any tenant rights or landlord obligations not set forth in the Lease, or (iv) lists any leases or other agreements not delivered to Purchaser. Closing may be extended for up to fifteen (15) days to allow Seller to obtain the Tenant Estoppels.

B.
The Title Company will be in a position to issue a policy of title insurance to Purchaser in the full amount of the Purchase Price showing good and marketable title vested in the Purchaser, subject only to the Permitted Exceptions.

C.
Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects.

D.
Seller shall have materially performed and complied with all of the terms, conditions and covenants required by this Agreement to be performed and complied with prior to or on the Closing Date.

E.
If the Property is subject to a reciprocal easement agreement or other similar document pursuant to which the Property is bound by common easements, covenants and/or

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restrictions, Purchaser’s obligations hereunder shall be conditioned upon Purchaser’s receipt of an estoppel certificate in the form attached hereto as Exhibit K, from the association or other party or parties that govern or operate the properties subject to such agreement.

F.
If required by law, Seller shall deliver to Purchaser any certificate of occupancy, re-sale certificate, use and occupancy permit or other license, permit or approval necessary to lawfully transfer the Property to Purchaser, and Seller shall make all repairs required to the Property as a condition to the issuance of the same (or provide security to the applicable governing body to secure completion of the same).

If any one or more of the conditions set forth above are not satisfied as of the date specified for Closing hereunder, then Purchaser shall, at its option, either (a) waive such condition in writing and make full Closing under this Agreement without any adjustment in the Purchase Price, or (b) terminate this Agreement, whereupon the Deposit will be paid to the Purchaser and Purchaser and Seller shall be thereupon released from all further liability or obligation under the Agreement. Purchaser shall have the right to waive some or all of the foregoing conditions as determined in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by Purchaser. The foregoing shall not affect Purchaser’s remedies if any of the foregoing conditions are not satisfied as a result of Seller’s default under this Agreement.

11.
Title. The following conditions concerning title to the Property shall exist at the time of Closing hereunder, and the obligation of Purchaser to close hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Purchaser) of each such condition:

A.
On or prior to the Effective Date, Purchaser shall order a commitment to issue title insurance (“Title Commitment”) from the Title Company and may either obtain an updated copy of Seller’s survey or, if elected, order a new ALTA/NSPS “as-built” survey of the Property (“Survey”). Purchaser shall cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Survey (collectively, the “Title Materials”) to be delivered to Seller within three (3) business days following Purchaser’s receipt of the Title Materials. On or within ten (10) business days of Seller’s receipt of the Title Commitment and Survey (the “Title Materials”) (“Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to (i) title to the Property and (ii) matters shown on the Survey (“Objections”). If Purchaser makes no Objections prior to the expiration of the Title Review Period, Purchaser shall be deemed to have agreed to accept title subject to all title matters other than Required Removal Items (as defined herein). All title matters and exceptions set forth in the Title Commitment and the state of facts shown on the Survey, which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”. Notwithstanding anything herein to the contrary, on or before Closing, Seller shall discharge and remove from title to the Property all mortgages, judgments, liens and other monetary encumbrances caused by an act or omission of the Seller, regardless of whether Purchaser objects to the same (“Required Removal Items”). At Closing, title to the Property shall be conveyed to Purchaser subject only to Permitted Exceptions.

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B.
If Purchaser notifies Seller of any Objections prior to the expiration of the Title Review Period, then Seller shall, within five (5) business days after Seller’s receipt of Purchaser’s notice, notify Purchaser of the Objections which Seller agrees to satisfy and the manner in which Seller agrees to satisfy them and of the Objections that Seller cannot or will not satisfy (“Seller’s Title Response Notice”). Failure by Seller to respond to Purchaser by the expiration of said five (5) business day period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy and notifies Purchaser of same within the allowed five (5) business day period, then Purchaser shall have the option following either Purchaser’s receipt of the Seller’s Title Response Notice or Seller’s deemed election not to cure the Objections, to either (i) terminate this Agreement by giving written notice of termination to Seller, whereupon the Deposit shall be immediately refunded to Purchaser, or (ii) consummate the purchase of the Property, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become Permitted Exceptions for all purposes hereunder. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Purchaser shall have the option, at Purchaser’s sole discretion and without limiting any other right or remedy of Purchaser, (i) to adjourn the Closing Date for a period not exceeding thirty (30) days in addition to any other extension to the Closing Period permitted hereunder to allow Seller additional time to satisfy such Objections, (ii) to terminate this Agreement by giving written notice of termination to Seller, whereupon the Deposit shall be refunded to Purchaser and the parties shall be relieved of any further obligation to each other pursuant to the terms hereof, with the exception of obligations set forth herein that are stated to survive termination of this Agreement, or (iii) to close this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Title Commitment or on the Survey being deemed to be Permitted Exceptions, except Purchaser shall receive a credit against the Purchase Price in the amount of any Required Removal Items that Seller failed to discharge.

12.
Closing; Defaults and Tender of Performance; Closing Costs; Adjustments; Possession.
A.
Closing. Time is of the essence with respect to all the terms, conditions and provisions of this Agreement. Subject to satisfaction of all conditions precedent set forth in Section 10 above, Seller and Purchaser are required and agree to make full closing and settlement at the offices of the Escrow Agent in accordance with the terms hereof (the “Closing”) thirty (30) days after the expiration of the Feasibility Period, but in no event later than July 18, 2023 (the “Closing Date”), subject to Seller’s right to extend closing as set forth in Section 10A of this Agreement. The Property is to be conveyed to Purchaser by special warranty deed (the “Deed”) subject only to Permitted Exceptions. Deposit with the party conducting Closing of the Purchase Price, the deed of conveyance, and such other funds and/or documents as are required of either party by the terms of this Agreement, shall be deemed to be good and sufficient tender of performance of the terms of this Agreement.

B.
Defaults and Tender of Performance.

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i.
In the event that Seller shall fail to perform any of its material obligations in accordance with the terms hereof, and such failure is not cured within ten (10) days after written notice from Purchaser (provided Seller shall not be entitled to notice and cure for failure to complete Closing when required), Purchaser shall have, as its sole and exclusive remedy hereunder, either: (a) the right to terminate this Agreement, in which event the Deposit shall be returned promptly to Purchaser, Seller shall reimburse Purchaser for all costs and expenses incurred by Purchaser in connection with this Agreement, its due diligence and its efforts to complete Closing, not to exceed Seventy Five Thousand Dollars ($75,000.00) and all parties shall be relieved from further liability or obligations hereunder; or (b) the right to seek specific performance of Seller’s obligation to make full settlement under this Agreement.

ii.
In the event that Purchaser shall fail after the expiration of the Feasibility Period to perform its obligations hereunder to make full Closing in accordance with the terms hereof, and such failure is not cured within ten (10) days after written notice from Seller (provided Purchaser shall not be entitled to notice and cure for failure to complete Closing when required), Seller hereby elects, as its sole and exclusive remedy, to receive the entire Deposit as liquidated damages and as Seller’s sole remedy hereunder, and Purchaser shall thereby be released and discharged from any and all further liability or obligation hereunder. It is expressly acknowledged that the damages to Seller as a result of Purchaser’s breach of this Agreement are difficult to ascertain at this time and that the Deposit is a fair and reasonable estimate of the damages to be incurred by Seller in the event this Agreement is terminated as a result of Purchaser’s default, as agreed upon by Purchaser and Seller.

iii.
Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, including, but not limited to, for any breach of any representation, warranty and/or covenant by Seller under this Agreement or any documents executed pursuant hereto or in connection herewith, shall be limited to Purchaser’s actual damages (and specifically excluding consequential, punitive and exemplary damages); provided, however (a) Seller’s liability shall under no circumstances whatsoever exceed Four Hundred Sixty Thousand Dollars ($460,000.00) (the “Cap”); and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the other documents delivered by Seller in connection with this Agreement may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller, is for an aggregate amount in excess of Twenty Thousand Dollars ($20,000.00) (the “Floor Amount”), in which event Seller’s liability concerning such claim or claims shall be for the entire amount of the claims, subject to the limitation set forth in clause (a) above; provided further, however, that if any such judgment is for an amount that is less than or equal to the Floor Amount (and there are no other claims with which the claim is to be aggregated), then Seller shall have no liability with respect thereto until such time as there are additional claims to which this claim can be aggregated exceed the Floor Amount.

C.
Closing Costs. Seller and Purchaser shall each pay one-half (1/2) of all state, county and local grantor, transfer taxes. Seller shall be solely responsible for the payment of: the cost of recording releases for any Required Removal Items. Purchaser shall be solely

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responsible for the payment of all costs associated with the issuance of the Title Commitment and all title premiums, and all costs associated with the recording of the Deed. Each party shall pay its own attorney’s fees.

D.
Adjustments.

i.
Rents. All rents under the Leases for the month in which Closing occurs which are actually received by Seller as of the Closing Date shall be prorated as of 11:59 P.M. on the day prior to the Closing Date. All advance payments of rents, other than for the month in which Closing occurs, and all security deposits shall be paid by Seller to Purchaser at Closing. Delinquent rents owed for the month during which Closing occurs (for the pro rata period of Seller's ownership of such Property) or prior to the month during which the Closing takes place shall remain the property of Seller, and Purchaser shall use reasonable efforts to collect such delinquent rents for the benefit of Seller and shall reasonably cooperate with Seller at no cost to Purchaser in the collection of any such delinquent rents by Seller. In the event that any delinquent rent is collected by Purchaser after Closing, Purchaser shall pay to Seller within twenty (20) days after the end of each calendar month following Closing in which any such sums are collected by Purchaser the amount thereof allocable to the period prior to the Closing Date; provided, however, that Purchaser may treat amounts received from any tenant as first being applicable to delinquent rentals (if any, in the inverse order of maturity) then to current rentals,.

ii.
Additional Rents/Expense Reconciliation. Seller and Purchaser acknowledge and agree that certain additional rents are collected on an estimated basis and are attributable to, among other things, percentage rents, expense escalation reimbursements, operating expense pass throughs and/or common area maintenance reimbursements (“Additional Rent”). Within ten (10) days prior to Closing, Seller shall provide Purchaser with a reconciliation statement with respect to each Lease, comparing the amount of Additional Rents collected from Tenants on an estimated basis during the then current calendar year (or other applicable billing period), against the total expenditures by Seller for the corresponding expenses for which such Additional Rents are collected. If the total estimated amounts collected under any Lease exceed the actual charges payable under such Lease for the period prior to Closing, Purchaser shall receive a credit therefor at Closing. At the time of any final calculation and collection from the tenants of the Additional Rents for the year in which the Closing has occurred, whether in the nature of year-end reconciliations or payments in arrears, Seller or Purchaser shall reprorate the Additional Rents and corresponding charges based upon the total amount thereof. If, as a result of such reproration, the parties determine that either Seller or Purchaser received from the tenants (as adjusted for the proration made at Closing) an amount of Additional Rent in excess of the amount to which such party is entitled, such party shall pay such excess to the other party within thirty (30) days after the reproration is determined. In connection with the foregoing, Purchaser and Seller shall cooperate with each other concerning the calculation of the reproration.

iii.
All utilities expenses, water and sewer rents, or similar charges or fees, shall be paid by Seller through Closing. Taxes, general and special, are to be prorated as of 11:59 P.M. on the day before the Closing Date according to the certificate of taxes or most recent tax bill issued by the taxing authority in the jurisdiction in which the Property is situate, except that assessments for improvements completed prior to the date of this Agreement, whether

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assessment therefor has been levied or not, shall be paid for by Seller or allowance made therefor at the time of Closing.

iv.
All Service Contracts to be assigned to and assumed by Purchaser at Closing shall be adjusted between the parties as of 11:59 P.M. on the day prior to Closing.

v.
Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the area in which the Property is located.

vi.
Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 12 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight of the day preceding the date of Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

vii.
At Closing, Seller shall either pay Purchaser, or credit the Purchase Price, in the amount of all Landlord Lease Obligations (as hereinafter defined); provided that Purchaser shall assume and be solely responsible and liable for all Landlord Lease Obligations with respect to any Lease entered into after the Effective Date with Purchaser’s consent based upon Seller's and Purchaser's respective periods of ownership of the Property as compared to the length of the term of the Lease in question. For purposes of this Agreement, the term “Landlord Lease Obligations” shall mean: (i) all leasing commissions and brokerage fees payable in connection with the execution of a Lease or the exercise by the tenant thereunder of any extension, renewal or expansion option, (ii) all tenant improvement allowances (if any) specified in such Lease required to be funded by the landlord thereunder, including without limitation tenant allowances required to be funded upon the exercise by a tenant under its Lease of any extension, renewal or expansion option; (iii) the cost of completing tenant improvements, if any, specified in the Lease to be performed by landlord, including without limitation tenant improvements to be performed by the landlord upon the exercise by a tenant under its Lease of any extension, renewal or expansion option; (iv) all free rents and other similar tenant inducements (including rent abatement through September 1, 2023 which Seller granted to Celebree), and (v) expenses incurred or to be incurred pursuant to the terms of the Lease for the purposes of satisfying or terminating the obligations of a tenant under another lease to the landlord thereunder (whether or not such other lease covers space in the Property) and any other inducement to the tenant under such Lease pursuant to the terms thereof. The term “Landlord Leasing Obligations” specifically excludes the following rent abatement, which will be the sole cost and expense of the Purchaser: a rent abatement and reduction in percentage rent that Seller granted to Crunch Fitness.

viii.
No later than sixty (60) days after Closing (the “Final Adjustment Date”), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 12.D of items of income and expense for which final adjustments or pro rations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason.

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Any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

E.
Possession. Seller agrees to give possession and occupancy of the entire Property to Purchaser at the time of Closing, free and clear of all leases, tenancies, and occupancies except for the Leases or as herein permitted.

13.
Closing Deliveries.

A.
On the Closing Date, Seller shall deliver the following in escrow to the title company conducting the Closing:

i.
Executed and acknowledged Deed in the form attached as Exhibit H.

ii.
Executed Bill of Sale conveying all personal property purchased hereunder in the form attached hereto as Exhibit I.

iii.
Executed and acknowledged Assignment and Assumption Agreement in the form attached as Exhibit J, and the original executed copy of each Lease and all amendments thereto.

iv.
An executed Section 1445 Affidavit. Seller hereby agrees to indemnify and hold Purchaser harmless from and against all costs, losses, expenses, claims, liability, actions and causes of action arising out of or in any way related to the falsity of the Section 1445 Affidavit.

v.
Executed “owner’s affidavit” and gap indemnity, in form reasonably acceptable to Purchaser, Seller and the title insurer and sufficient for the title insurer to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and (c) matters not shown in the public records.

vi.
Copies of the Tenant Estoppels.

vii.
To the extent not previously delivered, copies of all Tenant files maintained by the Seller.

viii.
A letter to the tenants (joined in by Purchaser) advising the tenants of the sale and the change in ownership.

ix.
Executed and acknowledged as appropriate, all additional documents that may be necessary or appropriate to carry out the provisions of this Agreement.

x.
To the extent not previously delivered, maintenance records, keys and operating manuals that Seller has in its possession or control pertaining to the ownership, operation or maintenance of the Property.

Purchase and Sale Agreement- Dekalb Plaza	Page 15

xi.
Evidence reasonably sufficient to satisfy Purchaser’s title company that Seller is duly organized and, as of the date of Closing, validly existing in the state of its formation, and that all actions have been taken by Seller which are necessary to duly authorize Seller (and its attorneys in fact) to consummate the transactions contemplated by this Agreement.

xii.
An updated Rent Roll for the Property, certified by Seller.

xiii.
A certification addressed to Purchaser and for its benefit (in form reasonably satisfactory to Purchaser) that all of Seller’s representations, covenants and warranties are each true, correct and complete in all material respects as of the date of Closing.

xiv.
An executed settlement statement prepared by Escrow Agent.

B.
On the Closing date, Purchaser shall deliver the following in escrow to the title company conducting the Closing:

i.
The full amount of the Purchase Price specified herein in cash or immediately available federal funds, together with or less any net adjustments due Seller as herein provided and payment of all costs payable by Purchaser pursuant to the terms hereof.

ii.
Executed Assignment and Assumption Agreement specified in Section 13.A(iii) above.

iii.
An executed settlement statement prepared by Escrow Agent.

14.
Casualty/Condemnation.

A.
Seller assumes all risk of loss or damage to the Property by fire or other casualty until the deed of conveyance to the Property is delivered to Purchaser at Closing. If, at any time prior thereto, any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. In the event that (a) the total cost to repair or restore such destruction or damage, as determined by Seller’s insurance claim adjuster, exceeds $500,000.00, and/or (b) the estimated time to restore or repair such destruction or damage, as determined by Seller’s insurance claim adjuster, exceeds one hundred fifty (150) days from the casualty date, and/or (c) any of the tenants listed on Exhibit G would have the right to terminate its Lease as a result of such fire or casualty, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller within twenty (20) days following the date upon which Purchaser receives Seller’s written notice of the destruction or damage. If Purchaser does not have the right to terminate this Agreement, or elects not to do so, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price, except that all insurance proceeds, if any (and all rights of Seller as landlord under the Lease, and in respect of policies of insurance maintained by tenants) will be assigned to Purchaser, exclusive of amounts expended by Seller and reimbursable to Seller to stabilize or repair such damage prior to Closing, and Seller shall pay to Purchaser or credit the Purchase Price in the amount of Seller’s insurance deductible, self-insured retention and/or any amount any Tenant’s insurance proceeds to which Seller is entitled.

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B.
If, prior to Closing, all or any part of the Property is taken by eminent domain proceedings or a notice of any eminent domain proceeding with respect to the Property or any part thereof is received by the Seller, the Seller shall promptly give notice thereof to Purchaser and Purchaser shall have the right, exercisable in writing within fifteen (15) days of receipt of such notice to either (i) complete the consummation of the transactions described hereunder in accordance with this Agreement with no reduction in Purchase Price; or (ii) terminate this Agreement, in which event the Deposit shall be refunded to the Purchaser and this Agreement shall be null and void and both Seller and Purchaser shall be released from any and all further obligation and liability hereunder. Failure to deliver such written notice shall be deemed an election by Purchaser to complete Closing. If the Purchaser elects (or is deemed to have elected) to complete Closing, Closing shall be completed in accordance with this Agreement, except that at Closing the Seller shall assign, transfer, and pay to Purchaser all rights that the Seller has to any of the proceeds of such eminent domain proceedings and all proceeds from such proceedings theretofore or thereafter received by the Seller.

15.
Brokerage. Purchaser and Seller each represent and warrant to the other that, except for Jones Lang LaSalle Americas, Inc. (“Broker”), no other agent, broker, or finder has acted for them in connection with this Agreement. Purchaser and Seller each shall indemnify, defend and save the other harmless from and against any claims for brokerage, commission or finders fees resulting from a breach of the foregoing representations and warranties. The indemnity obligations of the parties in this Section 15 shall survive Closing hereunder and shall not be merged into the deed at Closing. Seller shall be solely responsible for the payment of all amounts due to Broker.

16.
Notices. All notices hereunder shall be in writing and shall be personally delivered, sent by national overnight courier service, transmitted by electronic mail or mailed, registered or certified U.S. mail, return receipt requested, first class postage prepaid, to the parties hereto at their respective addresses set forth below, or at such other address of which either party shall notify the other party in accordance with the provisions hereof, such change of address to be effective ten (10) days after notice thereof is given in accordance with the provisions of this Section 16.

If to Seller:	c/o Broad Street Realty, Inc. 7250 Woodmont Avenue, Suite 350 Bethesda, Maryland 20814 Attn: Michael Z. Jacoby Telephone: (301) 828-1200 Electronic mail: Mjacoby@broadstreetllc.net with a copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

12505 Park Potomac Avenue, Sixth Floor

Potomac, Maryland 20854

Attention: Alexis H. Peters, Esquire

Telephone: (301) 230-5236

Electronic mail: apeters@shulmanrogers.com

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If to Purchaser:	c/o Abrams Realty and Development 310 Yorktown Plaza Elkins Park, PA 19027 Attention: Peter Abrams Telephone: (215) 881-9610 Electronic Mail: peter@abramsrealty-dev.com
with a copy to:	Kaplin Stewart 910 Harvest Drive Blue Bell, PA 19422 Attention: Jeffrey L. Silberman, Esquire Telephone: (610) 941-2518 Electronic Mail: jsilberman@kaplaw.com
If to Escrow Agent:	Keystone Agency, Inc. 928 Jaymor Road, Suite A-180 Southampton, PA 18966 Attention: Jerry Sokolow Telephone: (215) 732-3764 Electronic Mail: js@katitle.com

Notices shall be deemed delivered and received only upon actual delivery or attempted delivery (as evidenced by receipt) or upon sending by electronic mail (provided no rejection thereof is received by the sender ), provided that an electronic mail transmission is delivered within two business days by duplicate notice delivered as otherwise provided herein. For all purposes of this Agreement, the term “day” means a calendar day, and the term “business day” means any day Monday through Friday, except a federal holiday. Any period of time specified in this Agreement which would otherwise end upon a day that is not a business day shall be extended to, and shall end upon, the next following business day. Notices given by counsel on behalf of any party hereto shall be deemed effective as if given directly by such party.

17.
Attorneys’ Fees. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court costs in connection with said proceeding and any costs incurred in the enforcement of such party’s rights hereunder.

18.
General Provisions. Each of the Recitals preceding this Agreement, and each of the exhibits attached hereto, is incorporated herein to the same extent as if it had been stated herein in full. Any exhibit not available at the time this Agreement is executed shall be agreed upon and attached by the parties as soon after execution as is practicable, but failure to attach any exhibit shall not affect the validity of this Agreement unless the parties are in material disagreement as to the contents thereof. This Agreement contains the entire agreement between the parties hereto and is intended to be an integration of all prior or contemporaneous

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agreements, conditions or undertakings between the parties hereto; there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied between and among the parties hereto other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser. No purported or alleged waiver of any of the provisions of this Agreement shall be valid or effective unless in writing, signed by the party against whom it is sought to be enforced. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and permitted assigns. Purchaser shall not have the right to assign this Agreement or its rights hereunder without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser may elect to take title in a single member limited liability company owned entirely by Purchaser (an “SPE”), and in such event Seller agrees to enter into a novation agreement with Purchaser and the SPE pursuant to which this Agreement is terminated and a new agreement of sale on the identical terms of this Agreement is entered into by Seller and the SPE. Purchaser will indemnify Seller against all losses resulting from such novation agreement. Neither Seller nor Purchaser shall record this Agreement or any notice thereof among the Land Records. Solely for purposes of compliance with the Rule Against Perpetuities, in the event that Closing hereunder shall not have occurred before the third (3rd) anniversary of the Effective Date, then anything herein to the contrary notwithstanding, this Agreement shall automatically be rendered null and void. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the Land is located. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement. The submission by Purchaser to Seller of this Agreement in an unsigned form shall be deemed to be a submission solely for Seller’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon Seller or impose any obligations upon Purchaser irrespective of any reliance thereon, change of position or partial performance. Except to the extent expressly provided in this Agreement, the provisions of this Agreement and the warranties and representations described herein shall not be merged in the deed delivered at Closing, and shall survive Closing hereunder for a period of nine (9) months. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

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19.
Mutual Cooperation; Further Assurances. Seller and Purchaser shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the parties hereunder or to require either Seller or Purchaser to incur any material expense or liability not otherwise required of it hereunder.

20.
Interpretation. Each party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either party by reason of the role of such party or its counsel in the drafting of such provision.

21.
Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

22.
Confidentiality. Purchaser and Seller shall keep confidential and shall not disclose the terms of the transfers contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, without the prior written consent of the other except: (1) to their directors, officers, partners, employees, legal counsel, accountants, engineers, architects, financial advisors, lenders and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and Purchaser and Seller, as applicable, shall inform each of the foregoing parties of such party’s obligations under this Section 22 or (2) as otherwise required by law or regulation or in connection with litigation involving this Agreement.

23.
Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except for the liquidated damages provided in Section 12.B(ii), the liability of each party hereto, to the extent any is expressly provided herein, resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party and the parties hereto hereby waive their right to recover from the other party consequential, punitive, exemplary, and/or speculative damages. The provisions of this Section 23 shall survive the Closing of the transaction contemplated hereby.

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24.
1031 Exchange. Purchaser or Seller (as applicable, the “Exchanging Party”) may consummate the sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the Exchanging Party’s obligations under this Agreement; (b) the Exchanging Party may effectuate its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) the non-Exchanging Party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the Exchanging Party; and (d) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred by the non-Exchanging Party had the Exchanging Party not consummated the transaction through an Exchange (but excluding any legal fees incurred by the non-Exchanging Party for its review of Exchange documents and for minor charges for mail or overnight deliveries). The non-Exchanging Party by this Agreement or acquiescence to an Exchange desired by the Exchanging Party shall not have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Exchanging party that its Exchange in fact complies with § 1031 of the Code.

25.
Electronic and Counterpart Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which, taken together, shall constitute one and the same instrument. Any signature page to any counterpart may also be attached to another counterpart identical thereto without impairing the legal effect of the signatures thereon. Signatures to this Agreement may be delivered electronically via portable document format (“PDF”), “DocuSign” or other standard electronic transmission, and signatures so delivered shall constitute effective execution and delivery of such signature pages and shall be deemed to be the original signatures, and fully effective, for all purposes.

26.
Bulk Sale. Promptly after the expiration of the Feasibility Period, the Seller shall send all notices (with a copy to Purchaser) to the Pennsylvania Department of Revenue as required by the Act of May 25, 1939, P.L. 189, No. 97, 69 P.S. §529, the Act of May 29, 1951, P.L. 508, No. 126, 72 P.S. §1403(a), the Act of March 4, 1971, P.L. 6, No. 2, 72 P.S. §7240, and the Act of August 4, 1991, P.L. 97, No. 22, 72 P.S. §7321.1, and their respective amendments, or other similar statutes (collectively, the “Bulk Sales Statutes”) and shall use reasonable efforts to promptly obtain a bulk sales clearance certificate evidencing the payment by Seller of all applicable taxes, assessments and contributions owed to the Commonwealth of Pennsylvania (“PA Bulk Sale Clearance Certificate”) pursuant to the Bulk Sales Statutes. The parties acknowledge that, as a result of the procedures for the administration of applications for such certificates, it may not be reasonably possible for Seller to obtain and deliver a PA Bulk Sale Clearance Certificate at or prior to Closing. Seller agrees to act in good faith and with reasonable diligence to obtain and deliver to Purchaser a PA Bulk Sale Clearance Certificate as soon after the Closing as is reasonably possible. Any taxes imposed upon Seller for which Purchaser could be personally liable under the terms of the Bulk Sales Statutes are hereinafter called “Seller Bulk Sales Taxes”. Seller shall promptly pay, as and when due and payable, all

Purchase and Sale Agreement- Dekalb Plaza	Page 21

Seller Bulk Sales Taxes. Seller shall indemnify, defend, and hold Purchaser harmless from any and all costs, expenses, losses, court costs, attorneys’ fees and other out-of-pocket costs which might be imposed upon Purchaser, or are incurred by Purchaser, as a result of Seller’s failure to pay any Seller Bulk Sales Taxes. The provisions of this Section shall survive Closing until the earlier of (i) a PA Bulk Sale Clearance Certificate has been obtained by Seller with respect to all relevant Bulk Sales Statutes and a copy thereof delivered to Purchaser or (ii) liability for such underlying taxes may no longer lawfully attach to Purchaser. Notwithstanding the foregoing, at Purchaser’s election, Purchaser may request and Seller shall execute and deliver at Closing a stand-alone tax affidavit and bulk sale indemnity agreement reflecting the terms of this paragraph, in form and substance reasonably acceptable to Purchaser.

27.
Zoning. The failure of this Agreement to contain the zoning classification of the Property shall render the agreement voidable at the option of the Purchaser and, if voided, the Deposit shall be returned to the Purchaser without a requirement of court action.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

Purchase and Sale Agreement- Dekalb Plaza	Page 22

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned Purchaser and Seller have duly executed this Agreement under seal as of the Effective Date.

PURCHASER:

THE VIEW AT MARLTON LLC,
a Delaware limited liability company

By:	/s/ Peter Abrams
Name:	Peter Abrams
Title:	Managing Member ARD Lazgor, LLC

SELLER:

BSV DEKALB LLC,

By:	Broad Street Ventures, LLC,
Its Manager

	By:	/s/ Michael Z. Jacoby
	Name:	Michael Z. Jacoby
	Title:	Chief Executive Officer

Escrow Agent hereby joins in the foregoing Purchase and Sale Agreement solely for the purpose of acknowledging and consenting to the provisions of Section 3 thereof regarding the Deposit.

ESCROW AGENT:

KEYSTONE AGENCY, INC.

By:	/s/ Michael S. Baurer
Name:	Michael S. Baurer
Title:	Closer

Purchase and Sale Agreement- Dekalb Plaza	Page S-1